Exhibit 99.1

                          TRANSNET REPORTS RESULTS FOR
                 FISCAL 2008 SECOND QUARTER AND SIX-MONTH PERIOD


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY, February 14, 2008 - TRANSNET CORPORATION (OTCBB: TRNT), a leading unified communications and IT sales and service company, today announced results for the second quarter of fiscal 2008 and six months ended December 31, 2007. For the second quarter ended December 31, 2007, the Corporation reported a net loss of $23,924 or $0.00 per diluted share, compared to a net loss of $182,262, or $0.04 per diluted share, for the second quarter of fiscal 2007. Revenue was $7,275,397 for the fiscal 2008 quarter, as compared to $7,780,308 in the same period last year.

For the six months ended December 31, 2007, the Corporation reported net income of $7,972, or $0.00 per diluted share, on revenue of $16,282,394. This compares to a net loss of $174,532, or $0.04 per diluted share, on revenue of $16,151,630 for the same period of the prior year.

Steven J. Wilk, President said "We were pleased with our 20% increase in services for the quarter ending December 31, 2007. This increase is a result of our designing, implementing and supporting more sophisticated higher-end communications, surveillance and security related equipment to corporations, institutions of higher learning and local and state governmental agencies. Of particular importance is our increase in profit margins for these services from 22% in the quarter ended December 31, 2006 to 34% for the quarter ending December 31, 2007. The increase in profit margins to due in part to our overall decrease in the use of subcontractors and associated increase in TransNet provided services. In addition, profit margins were positively impacted by an increase in our staffing business. We believe IT and engineering staffing opportunities will continue to grow as clients increase headcount in these two areas.

"For the quarter ending December 31, 2007, we experienced a decrease in hardware sales to $3,532,053, as compared to $4,664,629 for the quarter ended December 31, 2006. This decrease is the result of an overall slowdown of purchases by local and state agencies as budgets are reviewed for approval. We believe that many of these budgets will be approved over the next few quarters and purchasing levels will increase, along with relevant services. Presently many state agencies are in critical need of communications and security infrastructure upgrades and we believe TransNet Corporation is in a perfect situation to benefit from any improvements in the future.

"During the quarter ending December 31, 2007, we continued to experience changes in our business model, shifting from lower margin help desk related services to higher margin `project-based' services. During the quarter, we were notified by our largest help desk client that it planned to significantly reduce our staff of technicians at their site during the March quarter and outsource those functions to a firm based in India as part of the client's goal to realize significant cost savings in lower-end services, even if the end result is a lower quality of service. Although this reduction will not affect us materially, we believe this trend of large corporations outsourcing their lower-end IT support needs to lower cost firms based in India will continue. This reinforces our continued focus of marketing and sales efforts upon medium sized corporations, institutions of higher learning, and state and local governmental agencies."


ABOUT TRANSNET
TransNet Corporation is a leading unified communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including LAN, WAN, and VoIP system design and implementation; network monitoring, security, and support services; technical support services; staffing services; and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational (k-12 and higher ed) and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters, and its offices in Eastern Pennsylvania.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)

                                                                   Three Months Ended December 31,
                                                                       2007               2006
                                                                -------------------------------------
Revenues                                                          $   7,275,397      $   7,780,308
Net (Loss) Earnings                                                     (23,924)          (182,262)
Basic Net (Loss) Income per Common Share                                  (0.00)             (0.04)
Diluted Net (Loss) Income per Common Share                                (0.00)             (0.04)
Weighted Average Common Shares Outstanding:  Basic                    4,823,304          4,823,304
Weighted Average Common Shares Outstanding:  Diluted                  4,823,304          4,823,304


                                                                    Six Months Ended December 31,
                                                                       2007               2006
                                                                -------------------------------------

Revenues                                                          $   16,282,394     $  16,151,630
Net (Loss) Earnings                                                        7,972          (174,532)
Basic Net (Loss) Income per Common Share                                    0.00             (0.04)
Diluted Net (Loss) Income per Common Share                                  0.00             (0.04)
Weighted Average Common Shares Outstanding:  Basic                     4,823,304         4,823,304
Weighted Average Common Shares Outstanding:  Diluted                   4,904,440         4,823,304


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